Exhibit 99.1

Contacts:	Vincent J. Milano
Vice President, CFO and Treasurer
ViroPharma Incorporated
Phone (610) 321-6225
William C. Roberts
Director, Corporate Communications
ViroPharma Incorporated
Phone (610) 321-6288

VIROPHARMA INCORPORATED PRICES PUBLIC OFFERING OF COMMON STOCK

EXTON, PA., December 7, 2005 — ViroPharma Incorporated (Nasdaq:VPHM) today announced the pricing of an underwritten public offering of 9,000,000 shares of newly issued common stock at $16.75 per share before underwriting discounts and commissions.

ViroPharma intends to use the approximately $142 million in net proceeds from the offering for working capital and general corporate purposes. The Company may also use a portion of the net proceeds to repay or prepay all or a portion of its 6% subordinated convertible notes due March 2007 and for business development purposes.

Goldman, Sachs & Co. acted as the sole book-running manager for the offering. Piper Jaffray & Co. acted as the joint lead manager and Lazard Capital Markets LLC and SG Cowen & Co., LLC were co-managers of the offering. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of common stock.

These shares will be issued pursuant to an effective shelf registration statement. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Printed copies of the prospectus supplement and base prospectus relating to the offering may be obtained, when available, from Goldman, Sachs & Co. (Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Phone: 212-902-1000). A preliminary prospectus supplement relating to the offering has been filed with the SEC, and a final prospectus supplement will be filed with the SEC. Each will be available along with the base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the completion of the proposed sale of common stock. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including our ability to raise additional capital when required or on acceptable terms. These factors, and other factors, including, but not limited to those described in ViroPharma’s current report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2005, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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